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                                                                   EXHIBIT 10(y)

                               LICENSE AGREEMENT


     This License Agreement (the "Agreement") is entered into and made effective
this 12th day of  May   1997, by and between:

     GAMMA BIOLOGICALS INC., a company organized under the laws of USA, with a principal place of business at 3700 Mangum Road, Houston, Texas, USA (hereinafter referred to as "Licensee"), on the one hand, and PASTEUR SANOFI DIAGNOSTICS, a company organized under the laws of France, with a principal place of business at 3, boulevard Raymond Poincare, 92430 Marnes-la-Coquette, France (hereinafter referred to as "Licensor"), on the other hand.

                                  WITNESSETH:

     WHEREAS, Licensor is the owner of patent FR 92.12605 and patent application EP 594506 which are presently in force or pending in each of the countries listed in Exhibit A relating to immuno-diagnostic methods using affinity matrix, useful for detecting natural erythrocyte antigens;

     WHEREAS, Licensee desires to acquire a non-exclusive license under the Licensed Patents and Licensed Patent Applications for the purpose of making, having made for its own use and sale, using and selling the Licensed Products as hereinafter defined;

CONSEQUENTLY, THE PARTIES HAVE AGREED AS FOLLOWS:

1.   DEFINITIONS

1.1  "Affiliate" shall mean:

     (a) an organization of which 50% (fifty percent) or more of the voting stock is controlled or owned directly or indirectly by either party to this Agreement;

     (b) an organization which directly or indirectly owns or controls 50% (fifty percent) or more of the voting stock of either party to this Agreement;

     (c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either party to this Agreement; and

     (d) an organization under (a), (b), or (c) above in which the amount of said ownership is less than 50% (fifty percent) and that amount is the maximum amount permitted pursuant to the law governing the ownership of said organization.

1.2 "Licensed Patents" shall mean the claims of Licensor's patent FR 92.12605 and any granted patent claiming priority of EP 594506 and any divisions or reissues thereof.

1.3 "Licensed Patent Applications" shall mean patent applications claiming priority of EP 594506 which are pending.

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1.4  "Licensed Product(s)" shall mean any product for in-vitro diagnostics in immunohematology field which would infringe a Valid Claim of the Licensed Patents and/or Licensed Patent Applications and which is made, kept, imported, exported, practiced, used or sold by Licensee or its Affiliates.

1.5 "Net Sales" shall mean the amount invoiced to third party (other than Affiliates) in sales by Licensee or its Affiliates of the Licensed Products less 6% (six percent) representing the following:

(a)  Discounts and allowances actually taken in amounts customary in the trade.

(b) Sales, customs duties and similar governmental charges directly imposed against gross sales and actually paid by the selling party.

(e) Transportation and insurance charges separately set forth on the invoice for shipping.

(d) Credits or price reductions for claims, allowances, recalls or returns or for spoiled, damaged or outdated goods.

(e) Such portion of the gross amount invoiced for the Licensed Products which is provided as free samples for customer evaluation in the proportion of 2% (two percent) of the total quantity of Licensed Products delivered for commercial use by Licensee.

1.6 "Territory" shall mean the countries listed in Exhibit A in which Licensed Patents or Licensed Patent Applications are pending or in force at the time sale of a Licensed Product is made.

1.7 "Valid Claim" shall mean a subsisting claim in any unexpired Licensed Patents and/or Licensed Patent Applications which has not been held unpatentable or invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction.

2.0  GRANT

     Licensor hereby grants to Licensee within the Territory a non-exclusive license, without the right to sublicense, under the Licensed Patents and Licensed Patent Applications to make, have made, use and sell Licensed Products. Licensee shall have the right to extend such license to its Affiliates provided that Licensee shall remain responsible as regards all obligations placed upon him on the basis of this Agreement. Licensee or its Affiliates has the right to sell Licensed Products through distributors only under Licensee's trademarks or labeling.

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3.0  TERM

     This Agreement shall become effective as of the execution date hereof and shall continue in effect until the expiration of the last to expire of the Licensed Patents, unless it is terminated in the conditions described in
Article 11.

4.0  PAYMENT

4.1 In consideration for the license herein granted, Licensee undertakes to pay Licensor a non-refundable amount of USD 200,000 (two hundred thousand U.S. dollars) on the execution date.

4.2 During the term of this Agreement as set forth in Article 3 hereabove and in consideration for the license herein granted, Licensee shall pay to Licensor, in accordance with Section 5.1:

     (i) in consideration for the Licensed Patents and Patent Applications, a royalty fee of 12% (twelve per cent) of all Net Sales of the Licensed Products in the Territory with a minimum royalty amount of USD 0.20 (twenty cents) per six-well strip or a minimum royalty amount of USD 0.265 (26.5 cents) per eight well strip.

4.3  All payments shall be made hereunder in U.S. Dollars.

4.4 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulations.

4.5 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual of payment of any royalties payable to Licensor under this Agreement, Licensee shall have the right to pay such taxes to the local tax authorities on behalf of Licensor and the payment to Licensor of the net amount due after reduction by the amount of such taxes, shall fully satisfy Licensee's royalty obligations under this Agreement.

5.0  REPORTS AND RECORDS

5.1 Licensee shall furnish to Licensor, within 2 (two) months following the last day of each calendar quarter in each year during the term of this Agreement, a report in writing identifying the number of Licensed Products sold and the Net Sales during the preceding calendar quarter by Licensee, and/or its Affiliates, or Licensed Products sold hereunder and the amount of the payment, if any, due thereon. Each such report shall be accompanied by payment in full of the amount due to Licensor in U.S. Dollars calculated in accordance with
Section 4.2 hereof.

5.2 For a period of 3 (three) years from the date of each report pursuant to Paragraph 5.1, Licensee shall keep records for itself and its Affiliates adequate to verify each such report and accompanying payment made to Licensor under this Agreement, and an Independent Certified Public Accountant or Accounting Firm selected by Licensor and acceptable to Licensee may

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have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to Licensor any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. In the event any such audit results in a change upward in any royalty payment of as much as 5% (five percent) for any annual period, Licensee shall pay the costs of such audit, otherwise such audit shall be at Licensor's expense.

6.0  MARKING

     Licensee may mark all Licensed Products as permitted or required by law with an appropriate notice of the Licensed Patents and/or Licensed Patent Applications under which such Licensed Products or their use are encompassed.

     Licensee will not use Pasteur Sanofi Diagnostics' or its affiliate, Sanofi Diagnostics Pasteur's name or trademark or copyright relating to the Licensed Products.

7.0  CONFIDENTIAL INFORMATION AND NOTIFICATION TO THIRD PARTIES

     From time to time during the term of this Agreement, Licensor and Licensee may provide to each other information concerning Licensed Patents and/or Licensed Patent Applications, the existence of this Agreement and the terms and conditions hereof and other confidential or proprietary information related to this Agreement (the "Information").

     Each party receiving such information (the "Receiving Party") shall during the Term of this Agreement and for a period of 3 (three) years after termination hereof-.

     (i)  maintain the information in confidence,

     (ii) not disclose the information or any portion or copy of it to any purpose not directly related to performance of its obligations under this Agreement.

     The obligations of this Article shall not apply to any information which is or which becomes generally known to the public by publication or by means other than a breach of a duty by the Receiving Party; or which otherwise becomes available to the Receiving Party prior to disclosure to the Receiving Party, or independent of any disclosure to the Receiving Party.

     The Receiving Party shall disclose the information only to those officers, employees and agents bound by similar terms of confidentiality to those imposed on the Receiving Party hereunder.

     Upon termination of this Agreement for any reason, the Receiving Party shall return all information and copies thereof, provided that the Receiving Party may retain one copy thereof in department files solely for evidentiary and regulatory purposes.

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8.0  MOST FAVORED TERMS

     Licensor will advise Licensee as to those terms which are strictly more favorable in other future agreements. Licensee shall, at its election, be entitled, upon written notice to Licensor, to have this Agreement amended to substitute all terms of such more favorable license for all terms of this Agreement effective retroactively as of the date of the more favorable license.

9.0  ASSIGNMENT AND DEVOLUTION

9.1 Either Licensor or Licensee may, at its sole discretion, assign this Agreement or transfer all of its rights under this Agreement to any Affiliate, or designate and cause any Affiliate to have the benefit of all of its rights hereunder. In the event of any such assignment, transfer or designation, the assignee, transferee or designee Affiliate shall agree in writing (with a copy to Licensor or Licensee as the case may be) to be bound by all of the provisions of this Agreement, and such Affiliate's performance under this Agreement shall be guaranteed by Licensor or Licensee (as the case may be).

9.2 This Agreement shall extend to and be binding upon the successors, legal representatives and permitted assigns of Licensor and Licensee.

10.0  NOTICES, PAYMENTS AND COMMUNICATIONS

Any notice, payment, report or other communication (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

     All correspondence to Licensee shall be addressed as follows:

                GAMMA BIOLOGICALS, INC.
                3700 Mangum Road
                Houston, Texas, USA
                Attention:

     All correspondence to Licensor shall be addressed as follows:

                PASTEUR SANOFI DIAGNOSTICS
                3, boulevard Raymond Poincare
                92430 Marnes-la-Coquette, France
                Attention:

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Either party may change the address to which correspondence to it is to be addressed by as provided for herein.


11.0  TERMINATION

11.1 Either Licensor or Licensee shall have the right to terminate this Agreement (i) immediately, on notice, if the other party enters into liquidation or winding up, becomes insolvent, applies for a preventive or suspensive agreement with creditors, applies for bankruptcy, or has entered against it a decree of bankruptcy, (ii) if the other party commits a material breach of an obligation under this Agreement and continues in default for more than 60 (sixty) days after receiving written notice of such default, such termination to be effective upon further written notice to the defaulting party after failure by the latter to cure such default.

11.2 Upon Termination of such Agreement, Licensee may (i) complete any Licensed Products in the process of manufacture at the time of such Termination, (ii) sell off or otherwise dispose of all such Licensed Products in inventory at the time of such Termination or completed in accordance with (i) above, provided however that any such sale or disposal shall be subject to royalties under
Article 4.2(i) and royalty report under Article 5 unless such Agreement was so terminated due to Licensor breach.

12.  WARRANTY

12.1 Licensor represents and warrants to Licensee that it has and will have the full right and power to grant license to Licensee as set forth in this Agreement and that as of the execution date of this agreement that Licensor owns no other patents or patent applications necessary for Gamma to import, make, use, sell, or offer for sale the Gamma ReACT immunodiagnostic test described in Exhibit B.

12.2 Except as specifically set forth in paragraph 12.1 herein, Licensor makes no representation or warranties, either express or implied, arising by law or otherwise, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose. In no event will Licensor have any obligation or liability arising from tort or for loss of revenue or profit or for incidental or consequential damages.

In particular, with no limitation nothing in this Agreement will be construed as:

     (i) A warranty or representation by Licensor as to the validity or scope of any of the Licensed Patents and/or Licensed Applications;

     (ii) A warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents of third parties; or

     (iii) Conferring the right to use in advertising, publicity or otherwise any trademark,

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trade name, or any contraction, abbreviation, simulation or adaptation thereof, of Licensor.

12.3 As Licensee shall be fully responsible for the manufacture and sale of the Licensed Products in the Territory, Licensor disclaims any and all liability or responsibility for any damages, claims, injuries, or losses that might result from the manufacture and sale of the Licensed Products in the Territory. Licensee agrees to indemnify and hold Licensor harmless from and against any and all losses, responsibilities, injuries or damages arising from the sale of the Licensed Products in the Territory.

13.0  APPLICABLE LAW AND JURISDICTION

13.1 This Agreement shall be interpreted by and construed according to the substantive laws of France.

13.2 The Parties shall endeavor to resolve amicably any dispute arising from or in relation to this Agreement. If one party notifies the other in writing that an attempt at settlement has failed, then any such controversy or claim shall be finally settled by arbitration.

     In such event, the rules of conciliation and arbitration of the International Chamber of Commerce shall apply. The place of arbitration shall be Paris and the substantive laws of France shall apply to this Agreement.

13.3 However, any question concerning the construction or effect of the Licensed Patents and/or Licensed Patent Applications will be decided in accordance with the laws of the country in which the Licensed Patents and /or Licensed Patent Applications exist.

14.0  CAPTIONS

     The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

15.0  FORCE MAJEURE

     Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes, and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure be remedied by such party as soon as is reasonably possible.

16.0  SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the

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original business purpose of such part or provision in a valid and enforceable manner and the remainder of this Agreement shall remain binding upon the parties hereto.

17.0  WAIVER

     No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

18.0  SURVIVAL

18.1 The provisions of Sections 5, 7, 11 and 13 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

18.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with or relating to this Agreement.

19.0  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral and may be amended only by an instrument in writing executed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the execution date.

PASTEUR SANOFI DIAGNOSTICS                     GAMMA BIOLOGICALS, INC.


/s/ Christian Policard                         /s/ David E. Hatcher

Christian Policard                             David E. Hatcher
President director general                     Chairman, Chief Executive Officer

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                                   EXHIBIT A


                                  Switzerland
                                    Germany
                                 Great Britain
                                 Liechtenstein
                                    France
                                    Italy

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                                   EXHIBIT B


     The Gamma ReACT technology comprises a microcolumn test procedure for the detection of antibodies by means of a plastic strip comprising a series of microcolumns filled with immunoreactive particles, e.g. Sepharose 4B and/or Sephacryl 200, to which protein A and/or G have been covalently bound, suspended in a viscous buffer solution.

     In the ReACT antibody detection system, serum or plasma to be examined for the presence of antibodies for a given antigen is incubated with red blood cells possessing the antigen in the upper portion of a well in the microcolumn. Incubation of the red cells causes the antibodies to become attached to the red blood cells. A viscous barrier between the incubating test mixture and the immunoreactive gel in the microcolumn prevents contact between the red cells or antibodies and the immunoreactive gel particles during the incubation phase. When the microcolumns are centrifuged, the red blood cells pass through the viscous barrier. If the red blood cells are coated with the antibodies of interest, they adhere to the protein A and/or G on the immunoreactive gel particles. Strong positive reactions produce a band of red cells at the top of the immunoreactive gel column. Positive reactions produce a band of red cells at the top of the gel column and a button of red cells at the bottom. In the case of a negative reaction, all the red blood cells form a button at the bottom of the column.

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